EXHIBIT 99.1
Endeavor IP, Inc.’s Wholly-Owned Subsidiary, Endeavor MeshTech, Inc., Has Filed Patent Infringement Lawsuits Against Six New Defendants

NEW YORK, NY (November 6, 2014) – Endeavor IP, Inc. (OTC:BB: ENIP) (“Endeavor”), an intellectual property services and patent licensing company, announced today that its wholly-owned subsidiary Endeavor MeshTech, Inc. (“MeshTech”) filed patent infringement lawsuits against six new defendants.

On October 14, 2014, MeshTech filed a patent infringement lawsuit against EnergyHub, Inc. in the United States District Court for the Southern District of New York. On October 31, 2014, MeshTech filed four patent infringement lawsuits in the United States District Court for the District of Delaware against Tropos Networks, Inc., Schneider Electric USA, Inc., Mueller Systems, LLC, and Leviton Manufacturing Co., Inc. On October 31, 2014, MeshTech also filed a patent infringement suit in the United States District Court for Northern District of Ohio, Eastern Division against Eaton Corporation.

MeshTech is asserting claims of patent infringement related to U.S. Patent Nos. 7,379,981 (the “’981 Patent”); 8,700,749 (the “’749 Patent”); and 8,855,019 (the “’019 Patent”). The lawsuits allege that the defendants have infringed and continue to infringe the claims of the ‘981 Patent, the ‘749 Patent and the ‘019 Patent.

About Endeavor IP, Inc.

Endeavor IP, Inc. is an intellectual property services and patent licensing company that is engaged in the acquisition and licensing of intellectual property.  Endeavor is based in New York, NY.

www.enip.com

Forward Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” estimate,” “continue,” “predict,” “demonstrate,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release.  These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company’s filings with the Securities and Exchange Commission (the “SEC”), not limited to Risk Factors relating to its patent business contained therein. Thus, actual results could be materially different.  The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

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Email: enip@crescendo-ir.com
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